As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CleanSpark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0449945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CleanSpark, Inc.

2370 Corporate Circle, Suite 160

Henderson, Nevada 89074

(Address of Principal Executive Offices) (Zip Code)

CleanSpark, Inc. 2017 Incentive Plan

(Full title of the plan)

Zachary K. Bradford

Chief Executive Officer and President

CleanSpark, Inc.

2370 Corporate Circle, Suite 160

Henderson, Nevada 89074

(Name and address of agent for service)

(702) 989-7692

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Mark D. Wood

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661

(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by CleanSpark, Inc. (the “Registrant”) for the purpose of registering additional shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), under the Registrant’s 2017 Incentive Plan, as amended (the “Plan”).

On March 8, 2023, the Registrant’s stockholders approved an amendment to the Plan to, among other things, add an evergreen provision to, on April 1st and October 1st of each year, automatically increase the maximum number of shares of Common Stock available under the Plan to fifteen percent (15%) of the Registrant’s outstanding shares of Common Stock, in each case as of the last day of the immediately preceding month (the “Evergreen Provision”). Effective October 1, 2023, the number of shares of Common Stock available for grant and issuance under the Plan was therefore increased by 9,485,169 as a result of the Evergreen Provision. This Registration Statement registers an aggregate of 9,485,169 such additional shares of Common Stock, which were available for grant and issuance under the Plan pursuant to the aforementioned increase.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 of the Registrant filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2017 (Registration No. 333-218831), November 9, 2020 (Registration No. 333-249959), September 30, 2021 (Registration No. 333-259917) and April 6, 2023 (Registration No. 333-271178), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

•
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and filed with the SEC on December 1, 2023;
•
Our Current Reports on Form 8-K filed with the SEC on October 11, 2023 and October 27, 2023 (except that, with respect to each of the foregoing Current Reports, any portions thereof which are furnished and not filed shall not be deemed incorporated by reference into this Registration Statement); and
•
The description of our Common Stock contained in our Registration Statement on Form 8-A, dated January 22, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

The Registrant also incorporates by reference into this Registration Statement all information contained in additional documents (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. You should not assume that the information in this Registration Statement or in the documents incorporated by reference is accurate as of any date other than the date of this Registration Statement or those documents.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Conformed Copy of First Amended and Restated Articles of Incorporation of CleanSpark, Inc., as amended through March 8, 2023, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on April 6, 2023.

4.2	First Amended and Restated Bylaws of CleanSpark, Inc., incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 17, 2021.

4.3	Certificate of Designation, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 16, 2015.
4.4	Certificate of Designation, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 18, 2019.
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
23.1*	Consent of MaloneBailey, LLP, independent registered public accounting firm.
23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (filed as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of this registration statement on Form S-8).
99.1	CleanSpark, Inc. 2017 Incentive Plan, incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-8 filed with the SEC on June 19, 2017.
99.2

First Amendment to CleanSpark, Inc. 2017 Equity Incentive Plan, form of such exhibit was previously included as Appendix B to our definitive Information Statement on Schedule 14C filed on July 28, 2020 and incorporated by this reference.

99.3	Second Amendment to CleanSpark, Inc. 2017 Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 17, 2021.
99.4	Third Amendment to CleanSpark, Inc. 2017 Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2023.
107*	Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on December 8, 2023.

CLEANSPARK, INC.

By:	/s/ Zachary K. Bradford
Zachary K. Bradford Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zachary K. Bradford and Gary A. Vecchiarelli, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zachary K. Bradford	Chief Executive Officer, President and Director (Principal Executive Officer)	December 8, 2023
Zachary K. Bradford

/s/ Gary A. Vecchiarelli	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 8, 2023
Gary A. Vecchiarelli

/s/ S. Matthew Schultz	Chairman of the Board of Directors, Executive Chairman	December 8, 2023
S. Matthew Schultz

/s/ Larry McNeill	Director	December 8, 2023
Larry McNeill

/s/ Dr. Thomas L. Wood	Director	December 8, 2023
Dr. Thomas L. Wood

/s/ Roger P. Beynon	Director	December 8, 2023
Roger P. Beynon

/s/ Amanda Cavaleri	Director	December 8, 2023
Amanda Cavaleri